Exhibit 99.1

Press Release

TNS, Inc. Announces Second Quarter 2012 Financial Results

• Q2 Revenues of $136.9 Million; GAAP Net Income of $0.09 per Share

• Q2 Adjusted Earnings of $0.54 per Share

• Updated 2012 Outlook of $540 - $550 Million in Revenue and $2.17 – $2.32 in Adjusted Earnings per Share

• Aligning Management Structure with the Transition to Growth Services

• Board of Directors Authorizes $30 Million Share Repurchase Program

RESTON, Va. — August 1, 2012 — TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its second quarter 2012 results.

Henry H. Graham, Jr., CEO, commented, “Second quarter 2012 revenue was slightly below our outlook while adjusted earnings achieved the midpoint of our outlook range. However, there are a number of factors affecting our business that have caused us to reduce our 2012 outlook and take decisive action. These factors fall into three categories: the global economy and its effect on transaction volumes and on the financial services industry; timing changes in the recording of revenue and in the launching of mobile applications products; and areas of challenge, particularly in the Telecommunication Services Division, that we have already begun to address. We are now making changes to our management structure to better navigate the transitions in our business and more effectively sell into our markets. TNS’ suite of network, gateway and applications solutions remains very well positioned across the payments, fraud and mobile markets. We are focused for the remainder of the year on realizing the opportunity of our product investments, continuing to manage our costs and growing earnings. We are confident in our ability to achieve annual adjusted earnings increases going forward while we manage these transitions and gain further traction in growth services.”

Second Quarter 2012 Results

Total revenue for the second quarter of 2012 decreased 3.3% to $136.9 million from second quarter 2011 revenue of $141.6 million. On a constant dollar basis, revenues for the second quarter of 2012 decreased 1.5% to $139.5 million.

Second quarter 2012 GAAP net income was $2.3 million, or $0.09 per share, compared to GAAP net income of $1.1 million, or $0.04 per share, for the second quarter 2011.

Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) for the second quarter of 2012 decreased 6.9% to $32.3 million, or 23.6% of revenue, from $34.7 million, or 24.5% of revenue, for the second quarter of 2011. On a constant dollar basis, adjusted EBITDA for the second quarter of 2012 was $33.3 million, or 23.9% of revenue.

Adjusted earnings decreased 3.1% to $13.4 million, or $0.54 per share, for the second quarter of 2012 compared to adjusted earnings of $13.8 million, or $0.54 per share, for the second quarter of 2011. On a constant dollar basis, adjusted earnings increased 8.8% to $14.1 million, or $0.57 per share, for the second quarter 2012.

Adjusted EBITDA, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Non-GAAP Measures” below for a discussion of these metrics.

The table below discloses adjusted earnings and adjusted earnings per share. Amounts for 2011 exclude results from discontinued operations.

(In millions, except per share amounts)

	Second Quarter 2012	Second Quarter 2011	% Change	Second Quarter 2012 @ 2011 FX	% Change @ 2011 FX Rates

Revenues	$136.9	$141.6	(3.3)%	$139.5	(1.5)%

After tax adjusted earnings	$13.4	$13.8	(3.1)%	$14.1	8.8%
Adjusted earnings per share	$0.54	$0.54	0.6%	$0.57	12.9%
Shares Outstanding	24.8	25.7	(3.6)%	24.8	NA

Additional Financial Review:

Second Quarter 2012

Second quarter 2012 total revenue decreased 3.3% to $136.9 million from second quarter 2011 revenue of $141.6 million. On a constant dollar basis, revenues for the second quarter of 2012 decreased 1.5% to $139.5 million. Excluding the reductions of $0.8 million in pass-through revenues and $0.8 million from the restructuring from an FSD customer agreement as mentioned below, second quarter 2012 revenue was approximately flat at $141.1 million.

Included in second quarter 2012 revenue are the following components:

•                  Revenue from the Telecommunication Services Division decreased $0.8 million, or 1.0%, to $70.7 million for the three months ended June 30, 2012, from $71.5 million for the three months ended June 30, 2011.

•                  Revenue from mobile applications (Cequint) increased $0.8 million, or 29.9%, to $3.6 million due to an increase of $1.1 million in TNS’ wireless caller name product that was introduced in partnership with a tier one mobile operator in the third quarter of 2011. This was partially offset by a $0.3 million reduction in CityID revenues primarily from another tier one mobile operator that is transitioning to TNS’ wireless caller name product.

•                  Revenue from identity and verification services increased $0.2 million, or 1.0%, to $30.2 million due to $1.8 million from caller name storage contract wins and $1.7 million due primarily to market share gains and volume growth in our caller name access business. These were partially offset by decreases of $1.5 million due to an anticipated peering partner contract price concession as the wireless caller name model transitions, $1.2 million due to lower queries to wireless data, $0.3 million due to the renewal of certain customer contracts, and $0.3 million from lower volumes in legacy payphone fraud and validation services.

•                  Revenue from network services decreased $1.3 million, or 4.6%, to $26.5 million. Included in this decrease was a reduction of $0.8 million of pass-through revenues from regulatory message signaling unit charges (MSUs). Excluding this decrease, network services revenue decreased $0.5 million, or 1.9%, due to $1.4 million related primarily to price concessions on call signaling routes from industry consolidation. This was partially offset by increased revenue of $0.9 million due to higher demand for connectivity and wireless transport services from mobile customers.

•                  Revenue from roaming and clearing products increased $0.3 million, or 6.2%, to $5.1 million due primarily to increased demand for data services. This was partially offset by a reduction in traffic from certain customers entering into direct peering relationships.

•                  Revenue from registry services decreased $0.9 million, or 14.7%, to $5.2 million due to $0.2 million related to the expiry in May 2011 of a transition services agreement acquired through the CSG acquisition and $0.7 million due to price concessions on the renewal of certain customer contracts due primarily to industry consolidation.

•                  Revenue from the Payment Services Division decreased $3.5 million, or 6.5%, to $49.7 million for the three months ended June 30, 2012 from $53.2 million for the three months ended June 30, 2011.  The negative effect of foreign currency translation on a year-over-year basis was $2.4 million. Excluding the effect of foreign exchange rates, revenues decreased $1.1 million to $52.1 million as follows:

•                  Network services decreased $1.1 million, or 2.7%, to $40.7 million, as follows:

•                  North America: revenue decreased $0.9 million, or 6.7%, due to $0.5 million in lower average transaction pricing from the renewal of certain customer contracts at the end of the second quarter 2011 and $0.4 million of reductions in dial transaction volumes.

•                  Europe: revenue decreased $0.2 million, or 0.7%, primarily due to $0.9 million decrease in dial-based network services in the UK, France and Spain, partially offset by an increase of $0.7 million in market share gains for dial services and IP-based network services, primarily in the UK, Spain and Romania.

•                  Asia Pacific: revenue was flat due to $0.6 million of expansion of a global customer’s agreement to provide dial services in multiple markets in Asia beginning in Taiwan, offset by $0.6 million in lower transaction volumes in Australia.

•                  Payment gateway services increased $0.6 million, or 6.6%, to $9.6 million. Certain 2011 amounts have been reclassified to the North American region from the Asia Pacific region to conform to current-period regional presentations of revenue. The increase is due to the following:

•                  North America: revenue increased $0.2 million, or 7.9%, to $2.8 million. Included in second quarter 2011 results was an additional $0.3 million related to the timing of revenue recognition associated with the expansion of an existing customer’s contract; the year-to-date positive revenue change from this contract expansion was $1.1 million. Excluding this timing difference, revenue increased $0.5 million from market share gains in cardholder-not-present services.

•                  Europe: revenue increased $1.0 million, or 45.7%, to $3.3 million due primarily to $0.6 million in market share gains and to a lesser extent from increases in transaction volumes of cardholder present services from existing customers in the UK and an increase in development revenue of $0.4 million in France.

•                  Asia Pacific: revenue decreased $0.6 million, or 15.0%, to $3.5 million, due to a $1.0 million decrease in development revenue, partially offset by an increase of $0.4 million related to increased volumes from new and existing customers.

•                  Payment processing and other services decreased $0.6 million, or 23.8%, to $1.8 million, due primarily to decreases in transaction volumes and to a lesser extent lower average transaction pricing.

•                  Revenues from the Financial Services Division decreased $0.5 million, or 3.2%, to $16.5 million for the three months ended June 30, 2012, from $17.0 million for the three months ended June 30, 2011. The negative effect of foreign exchange translation on a year-over-year basis was $0.2 million. Excluding the impact of foreign exchange rates and the impact from the restructuring of an FSD customer agreement mentioned below, FSD revenue increased 2.7%, or $0.5, million to $17.5 million on a constant currency basis as follows:

•                  North America: revenue decreased $0.9 million, or 8.6%. On October 1, 2011, TNS restructured an agreement with a customer which resulted in a reduction of both revenue and commission payable (which was included in sales, general, and administrative expenses) to this customer by $0.8 million. Excluding this change, revenue decreased $0.1 million, or 1.5%, due to $0.8 million from the loss of endpoints and market data access services believed to be attributable to negative economic factors impacting the financial services industry. This was partially offset by $0.7 million in sales of bandwidth-based services marketed primarily to participants in the foreign exchange community.

•                  Asia Pacific: revenue increased $0.4 million, or 14.8%, due to the continued expansion of the number of customer endpoints connected to the network, partially offset by disconnects of customer trading connections as the financial services industry consolidates in certain markets in this region.

•                  Europe: revenue increased $0.3 million, or 7.6%, due to market share gains of $0.4 million which were partially offset by $0.1 million related to the loss of customer endpoints.

Second quarter 2012 gross margin decreased 220 basis points to 47.5% from 49.7% in the second quarter of 2011. On a constant currency basis, second quarter 2012 gross margin decreased 140 basis points. This was due to the following:

•                  The primary driver was a decrease in the Telecommunication Services Division contribution margins as a result of increased costs in identity and verification services primarily from increased revenue share costs related to the addition of a new wireless storage contract in the second quarter of 2011, and to a lesser extent price compression from network and registry services. This is partially offset by a beneficial product mix shift toward wireless service offerings and, to a lesser extent, from cost saving initiatives to reduce network services costs.

•                  In addition, Financial Services Division contribution margins decreased primarily due to the loss of equity trading partner connections and, to a lesser extent, to investments to expand the reach and capacity of the network.

•                  These declines were partially offset by increases in the Payments Services Division contribution margins due primarily to increased scale of the payment gateway services and, to a lesser extent, from cost saving initiatives to reduce network services costs.

Aligning Management Structure with Transition from Core Services to Growth Services

TNS is evaluating its organizational structure with the intention of more directly matching management responsibilities and skill sets to the transition of its business model. As part of this realignment, Dan Dooley, President of the Telecommunication Services Division is leaving TNS, effective immediately, to pursue other opportunities.

Separately, Ray Low, President of the Payment Services Division will, after a transitional period, be leaving TNS.  Mr. Graham stated, “During his more than 15-year tenure at TNS, Ray Low was a partner in management and a catalyst for our development and growth in key markets, and was instrumental in establishing our gateway strategy. TNS’ board and management team join me in thanking him for his depth of expertise and service.”

During the abovementioned evaluation, Michael Keegan, President and Chief Operating Officer, will assume day-to-day oversight of TSD and Payments in order to drive further alignment between the two divisions, with these divisions’ product and sales teams reporting to him.

Mr. Graham stated, “TNS is working through the evolution of our business to capture the long-term growth opportunities in the payments, fraud, and mobile markets. A successful transition requires a divisional management structure that properly supports this strategy, matching end market skill sets to our sales and marketing efforts.  We are evaluating our organizational structure to streamline and facilitate these plans.”

Board of Directors Authorizes New Share Repurchase Program

TNS’ Board of Directors has authorized a share repurchase program for up to $30 million of the company’s common stock subject to compliance with financial and other covenants of the company’s senior secured credit agreement. The program will have a term of three years, expiring July 31, 2015. Under the repurchase program, TNS will repurchase shares from time to time in open market transactions or in privately negotiated transactions in accordance with applicable federal securities laws. TNS plans to fund the repurchase program using excess operating cash flow.

Financial Outlook

Full Year 2012

TNS is reducing its full year 2012 outlook as a result of a combination of factors that are impacting the company’s revenue growth for the balance of the year. This change is shown in the table below both on a consolidated basis and excluding the effect of the change in the mobile applications business (Cequint) at comparable exchange rates.  Included in the company’s revised full year 2012 outlook are anticipated further negative impacts from foreign currency translation of $2 million to revenue and ($0.03) to adjusted earnings per share. For purposes of clarification, the company’s prior full year 2012 outlook has been adjusted by these amounts:

2012 Outlook Comparison with and without Mobile Applications

	Prior Full Year 2012	Revised Full Year 2012
Consolidated Revenue	$570 - $582	$540 - $550
Mobile Applications Revenue	$16 - $18	$14 - $14.5
Revenue less Mobile Applications	$554 - $564	$526 - $535.5

Adjusted Earnings Per Share	$2.38 - $2.52	$2.17 - $2.32
Mobile Applications Loss Per Share	$(0.20) - $(0.18)	$(0.30) - $(0.29)
Adjusted EPS less Mobile Applications	$2.58 - $2.70	$2.47 - $2.61

The changes to TNS’ 2012 outlook are described in detail on a divisional basis below in constant currency:

Mobile Applications (Cequint)

Cequint’s 2012 contribution is reduced from a revenue range of $16 million to $18 million to a range of $14 million to $14.5 million, and adjusted loss per share increased from a range of $(0.20) to $(0.18) to a range of $(0.30) to $(0.29) because of the further delay of a tier one wireless carrier’s launch of TNS’ wireless caller name service.

Telecommunications Services Division

TSD 2012 revenue outlook comparison to 2011, excluding Cequint, is changing from 2%-3% to (5)%-(4)%, comprised of:

•                  As disclosed last quarter, $5 million from reduced access of wireless data in connection with the launch of a tier one wireless carrier’s wireless caller name service; the impact of this transition is now being reflected in TNS’ outlook.

•                  Reduced sales pipeline from the cable MSO vertical across TNS’ identity and verification, network and routing services and a changing competitive landscape in the roaming and clearing marketplace.

Payments Services Division

Payments’ 2012 revenue growth outlook is changing from 5%-7% to 1%-3%, comprised of:

•                  The deferral of $3 million of revenue expected to be recorded in 2012 into 2013 due to the timing of delivery under TNS’ agreement with a white label payment gateway customer; this $3 million will be included in deferred revenue by the end of 2012

•                  A slowdown in global transactions of approximately $4 million and delays in customer migrations.

Financial Services Division

FSD’s 2012 revenue outlook comparison to 2011 is changing from 1%-4% to (1)%-0%. Excluding the impact of an FSD customer’s agreement restructuring, as was previously disclosed, the outlook is changing from 6%-8% to 3%-4%, resulting from lower worldwide equity trading and the financial services industry’s continued rationalization of trading partners in all regions because of these market conditions.

Cost Containment

In view of the above revenue discussion, TNS is continuing to rationalize the cost base of its core businesses to offset the adjusted earnings impact of the reduction in its 2012 revenue outlook.  In addition, the company expects to realize further interest expense savings as a result of the effect of lower interest rates on its variable rate financing.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “Our revised outlook anticipates roughly a flat revenue comparison and (1)% - 5% adjusted earnings growth on a constant currency basis. As part of our divisional management realignment, we are controlling costs to further mitigate the negative impact of the revenue outlook decrease but will continue to focus on refining execution on our investment initiatives. We continue to expect to generate significant cash flow from operations that we will deploy toward investments in future growth and both debt pay down and our newly instituted share repurchase program.”

The table below discloses TNS’ revised outlook for revenues, adjusted earnings and adjusted earnings per share for 2012 compared to 2011 at actual foreign exchange rates and those contemplated for 2012. Please note that all figures exclude special charges previously disclosed, and do not include restructuring expenses expected to be recorded in third quarter 2012.

(In millions except per share amounts)

	Full Year 2012	Full Year 2011 @ Actual FX rates	% Change	Full year 2011 @ 2012 FX rates	% Change

Revenues	$540 - $550	$558	(3)% - (1)%	$550	(2)% - 0%

After tax adjusted earnings	$53.8 - $57.5	$57.8	(7)% - 0%	$55.9	(4)% - 3%
Adjusted earnings per share	$2.17 - $2.32	$2.28	(5)% - 2%	$2.20	(1)% - 5%
Shares Outstanding	24.8	25.4	(2)%	25.4	(2)%

Third Quarter 2012

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for the third quarter of 2012.

(In millions, except per share amounts)

	Third Quarter 2012	Third Quarter 2011 @ Actual FX rates	% Change	Third quarter 2011 @ 2012 FX rates	% Change

Revenues	$132 - $136	$142.7	(8)% – (5)%	$139.7	(6)% – (3)%

After tax adjusted earnings	$13.9 - $15.6	$15.6	(11)% – 0%	$14.8	(6)% – 6%
Adjusted earnings per share	$0.56 - $0.63	$0.61	(8)% - 3%	$0.58	(4)% – 9%
Shares Outstanding	24.8	25.5	(3)%	25.5	(3)%

Non-GAAP Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, TNS presents Adjusted EBITDA, Adjusted EBITDA excluding certain charges, adjusted earnings, adjusted earnings excluding certain charges, adjusted earnings per share and adjusted earnings excluding certain charges per share, which are non-GAAP measures. A reconciliation of these non-GAAP measures to the closest GAAP financial measure is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Information”.

Adjusted EBITDA is determined by adding the following items to Net Income, the closest GAAP financial measure: profit or loss on discontinued operations, income tax provision, other income (expense), interest expense, depreciation and amortization of property and equipment, amortization of intangibles, earnout milestone compensation expense, the change in fair value of contingent consideration and stock compensation expense.

Adjusted earnings is determined by adding the following items to Net Income, the closest GAAP financial measure: provision for income taxes, profit or loss on discontinued operations, certain non-cash items, including amortization of intangible assets, stock compensation expense, earnout milestone compensation expense, the change in fair value of contingent consideration, restructuring costs, other one-time items, and other debt related costs, and the result is tax effected at an assumed long-term tax rate of 20%, which excludes the effect of our net operating losses. The assumed long-term tax rate of 20% takes into consideration the following primary factors: the income generated outside of the U.S. which is taxed at substantially lower rates than U.S. statutory rates; the cash benefit of our tax-deductible amortization of intangible assets and tax-deductible goodwill; and the cash benefit of tax-deductible stock compensation expense.

We believe that the disclosure of adjusted EBITDA and adjusted earnings and related per-share amounts are useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. We also rely on adjusted earnings as the primary measure of TNS’ earnings exclusive of certain non-cash charges and other one-time items. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. We also believe these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

Adjusted EBITDA, adjusted earnings and adjusted earnings per share have limitations as analytical tools, and you should not rely upon them or consider them in isolation or as a substitute for GAAP measures, such as net income and other consolidated income or other cash flows statement data prepared in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Adjusted earnings and adjusted earnings per share also should not be considered as a replacement for, or a measure that should be used or analyzed in lieu of, net income or net income per share. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using adjusted EBITDA, adjusted earnings and adjusted earnings per share as supplemental information only.

All references to the effect of foreign currency exchange rates on a constant dollar basis were determined by applying the prior year foreign currency rates to the current year results. This information is presented to provide a basis for evaluating operating results excluding the effect of foreign currency fluctuations.

Conference Call

TNS will hold its conference call to discuss second quarter 2012 results today, August 1, 2012 at 8:30 a.m. Eastern Time.  The dial-in number for the conference call is 617.597.5362 passcode #92171608.  The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from August 1, 2012 at 10:30 a.m. Eastern Time through August 8, 2012, and can be accessed by dialing 617-801-6888, passcode # 60332993.

About TNS

Transaction Network Services (TNS) is a leading global provider of data communications and interoperability solutions.

TNS offers a broad range of networks and innovative value-added services which enable transactions and the exchange of information in diverse industries such as retail, banking, payment processing, telecommunications and the financial markets.

Founded in 1990 in the United States, TNS has grown steadily and now provides services in over 40 countries across the Americas, Europe and the Asia Pacific region, with our reach extending to many more. TNS has designed and implemented multiple data networks which support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes; longer than expected sales cycles; customer delays in migration; acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic conditions; the company’s ability to identify, execute or effectively integrate acquisitions; uncertainties related to the company’s international tax planning strategy; the company’s ability to adapt to changing technology; the company’s ability to refinance its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with any Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 14, 2012.  In addition, the statements in this press release are made as of July 31, 2012.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to July 31, 2012.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-814-8209	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Revenues	$136,902	$141,636	$275,688	$274,676
Operating expenses:
Cost of network services	71,919	71,237	143,528	138,833
Engineering and development	10,937	11,692	21,924	22,341
Selling, general, and administrative	24,401	25,409	49,827	49,254
Contingent consideration fair value adjustment	196	874	851	750
Depreciation and amortization of property and equipment(1)	13,173	11,378	25,793	22,926
Amortization of intangible assets	9,374	10,117	18,811	20,182
Total operating expenses(2)	130,000	130,707	260,734	254,286

Income from operations	6,902	10,929	14,954	20,390
Interest expense	(3,402)	(6,518)	(13,483)	(13,128)
Other (expense) income	387	(151)	43	(1,180)

Income from continuing operations before income tax provision	3,887	4,260	1,514	6,082
Income tax provision	(1,571)	(2,733)	(3,050)	(3,377)
Income (loss) from continuing operations	2,316	1,527	(1,536)	2,705
Loss from discontinued operations	—	(380)	—	(853)
Net income (loss)	$2,316	$1,147	$(1,536)	$1,852

Basic and diluted earnings per share:

Basic
Continuing Operations	$0.09	$0.06	$(0.06)	$0.10
Discontinued Operations	$—	$(0.02)	$—	$(0.03)
Basic net income (loss) per common share	$0.09	$0.04	$(0.06)	$0.07
Diluted
Continuing Operations	$0.09	$0.06	$(0.06)	$0.10
Discontinued Operations	$—	$(0.02)	$—	$(0.03)
Diluted net income (loss) per common share	$0.09	$0.04	$(0.06)	$0.07

Basic weighted average common shares outstanding	24,461,609	25,508,019	24,429,095	25,481,578
Diluted weighted average common shares outstanding	24,734,715	25,718,746	24,429,095	25,707,998

FOOTNOTES:

(1)   Included in depreciation and amortization of property and equipment for the six months ended June 30, 2011 is $0.7 million accelerated depreciation charges, or $0.02 per share, related to the CSG integration.

(2)   Included in operating expenses for the six months ended June 30, 2011 are pre-tax severance charges of $0.3 million, or $0.01 per share.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,998	$32,937
Accounts receivable, net	100,203	94,366
Other current assets	22,595	19,367
Total current assets	144,796	146,670

Property and equipment, net	138,966	141,662
Goodwill	36,785	36,761
Identifiable intangible assets, net	247,293	266,094
Other assets	12,424	10,581
Total assets	$580,264	$601,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$60,681	$67,834
Deferred revenue	12,067	11,607
Current portion of long — term debt, net of discount (1)	—	17,871
Total current liabilities	72,748	97,312

Long-term debt, net of current portion and discount (1)	353,018	352,358
Other liabilities	38,831	37,501
Total liabilities	464,597	487,171

Total stockholders’ equity	115,667	114,597
Total liabilities and stockholders’ equity	$580,264	$601,768

FOOTNOTES:

(1) Reconciliation of long —term debt balance:	6/30/12	12/31/11

Current portion of long-term debt, net of discount	$—	$17,871
Long-term debt, net of current portion and discount	353,018	352,358
	353,018	370,229
Unamortized Original Issue Discount	1,982	2,891
Credit Facility outstanding	$355,000	$373,120

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Net income (loss)	$2,316	$1,147	$(1,536)	$1,852
Non-cash items	25,731	24,211	56,518	47,342
Working capital changes	(12,925)	(10,792)	(16,932)	(13,704)
Net cash provided by operating activities:	15,122	14,566	38,050	35,490
Purchases of property and equipment, net	(10,914)	(11,515)	(23,118)	(20,708)
Cash paid for business acquisitions, net of cash acquired	—	(224)	—	(224)
Net cash used in investing activities:	(10,914)	(11,739)	(23,118)	(20,932)
Proceeds from issuance of long-term debt, net of financing costs	—	—	368,756	—
Repayment of long-term debt	(20,000)	(14,688)	(393,120)	(34,375)
Proceeds from stock option exercise	28	178	107	186
Purchase of treasury stock	(349)	(259)	(1,382)	(1,374)
Net cash used in financing activities:	(20,321)	(14,769)	(25,639)	(35,563)
Effect of exchange rates on cash and cash equivalents	(1,187)	684	(232)	3,401

Net increase (decrease) in cash and cash equivalents	(17,300)	(11,258)	(10,939)	(17,604)
Cash and cash equivalents, beginning of period	39,298	50,343	32,937	56,689
Cash and cash equivalents, end of period	$21,998	$39,085	$21,998	$39,085

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Adjusted EBITDA:
Net Income (loss) (GAAP)	$2,316	$1,147	$(1,536)	$1,852
Add back the following items:
Loss from discontinued operations	—	380	—	853
Provision for income taxes	1,571	2,733	3,050	3,377
Other expense (income)	(387)	151	(43)	1,180
Interest expense	3,402	6,518	13,483	13,128
Contingent consideration fair value adjustment	196	874	851	750
Milestone compensation	300	142	539	142

Depreciation and amortization of property and equipment	13,173	11,378	25,793	22,926
Amortization of intangible assets	9,374	10,117	18,811	20,182
Stock compensation expense	2,395	1,286	4,341	2,448

Adjusted EBITDA(1),(3)	$32,340	$34,726	$65,289	$66,838

Adjusted Earnings:
Net income (loss) (GAAP)	$2,316	$1,147	$(1,536)	$1,852
Add provision for income taxes	1,571	2,733	3,050	3,377

Income before provision for income taxes	3,887	3,880	1,514	5,229

Add back the following items: Amortization of intangible assets	9,374	10,117	18,811	20,182
Other debt related costs	545	550	6,413	1,078
Contingent consideration fair value adjustment	196	874	851	750
Milestone compensation	300	142	539	142
Loss from discontinued operations	—	380	—	853
Stock compensation expense	2,395	1,286	4,341	2,448

Adjusted earnings before income taxes	16,697	17,229	32,469	30,682
Income tax provision at 20%	(3,339)	(3,446)	(6,494)	(6,136)
Adjusted earnings(2),(3)	$13,358	$13,783	$25,975	$24,546

Weighted average common shares — diluted	24,734,715	25,718,746	24,715,941	25,707,998
Adjusted earnings per common share — diluted	$0.54	$0.54	$1.05	$0.95

FOOTNOTES:

(1)   Excluding the $0.3 million in pre-tax severance charges, adjusted EBITDA for the six months ended June 30, 2011 was $67.1 million.

(2)   Excluding the $0.3 million in pre-tax severance charges and the $0.7 million of pre-tax accelerated depreciation as part of the CSG integration, adjusted earnings excluding certain charges for the six months ended June 30, 2011 were $25.3 million, or $0.98 per share.

(3)   All amounts for the prior year comparative periods have been adjusted to reflect the disposal of the Canadian ATM processing assets business.